UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): October 12, 2007
LENNOX INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15149	42-0991521
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2140 Lake Park Blvd.
Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 497-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On October 12, 2007, Lennox International Inc. (the “Company”) entered into a $650 million Third Amended and Restated Revolving Credit Facility Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swingline lender and issuing bank (the “Administrative Agent”), JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, and the lenders party thereto. The Credit Agreement replaces the Company’s previous credit agreement, the Second Amended and Restated Credit Facility Agreement, dated as of July 8, 2005, among the Company, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the lenders named therein.
     The Credit Agreement provides for an unsecured $650 million revolving credit facility that matures on October 12, 2012. The revolving credit facility includes a subfacility for swingline loans of up to $50,000,000 and provides for the issuance of letters of credit for the full amount of the credit facility. The revolving loans bear interest at either (i) the Eurodollar rate plus a margin of between 0.5% and 1% that is based on the Company’s Debt to Adjusted EBITDA Ratio (as defined in the Credit Agreement) or (ii) the higher of (a) the Federal Funds Rate plus 0.5% and (b) the prime rate set by Bank of America, N.A. The Company may prepay the revolving loans at any time without premium or penalty, other than customary breakage costs in the case of Eurodollar loans.
     The Company will pay a facility fee in the range of 0.125% to 0.25% based on the Company’s Debt to Adjusted EBITDA Ratio. The Company will also pay a letter of credit fee in the range of 0.5% to 1% based on the Company’s Debt to Adjusted EBITDA Ratio as well as an additional issuance fee of .125% for letters of credit issued.
     The Credit Agreement contains financial covenants relating to leverage and interest coverage. Other covenants contained in the Credit Agreement restrict, among other things, mergers, asset dispositions, guarantees, debt, liens, acquisitions, investments, affiliate transactions and the Company’s ability to make restricted payments.
     The Credit Agreement contains customary events of default. If any event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require the Administrative Agent to terminate the Company’s right to borrow under the Credit Agreement and accelerate amounts due under the Credit Agreement (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable and the lenders’ commitments will automatically terminate).
     The Company’s obligations under the Credit Agreement are required to be guaranteed by certain of its material domestic subsidiaries. Initially, the guarantors are Lennox Industries Inc., Allied Air Enterprises Inc., Service Experts Inc. and Lennox Global Ltd.

     The proceeds of the Credit Agreement will be used by the Company to refinance existing indebtedness, for capital expenditures, to make acquisitions, for working capital and for other general corporate purposes, including the repurchase of issued and outstanding shares of the Company’s common stock.
     A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and a copy of the Company’s press release announcing its entrance into the Credit Agreement is filed as Exhibit 99.1 hereto. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

10.1	Third Amended and Restated Revolving Credit Facility Agreement, dated October 12, 2007, among the Company, Bank of America, N.A., as administrative agent, swingline lender and issuing bank, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, and the lenders party thereto.
99.1	Press Release dated October 15, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.
Date: October 12, 2007	By:	/s/ Kenneth C. Fernandez
		Name:	Kenneth C. Fernandez
		Title:	Associate General Counsel

EXHIBIT
NUMBER	DESCRIPTION

10.1	Third Amended and Restated Revolving Credit Facility Agreement, dated October 12, 2007, among the Company, Bank of America, N.A., as administrative agent, swingline lender and issuing bank, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, and the lenders party thereto.
99.1	Press Release dated October 15, 2007.

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